EXHIBIT 15
April 29, 2015
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated April 29, 2015 on our review of interim financial information of Sonoco Products Company for the three month periods ended March 29, 2015 and March 30, 2014 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 29, 2015 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100798; File No. 333-100799; File No. 333-152531; File No. 333-184692; File No. 333-195622 and File No. 333-195623) and Form S-3 (File No. 333-182988).
Very truly yours,
/s/ PricewaterhouseCoopers LLP